WASTE CONNECTIONS REPORTS SECOND QUARTER 2022 RESULTS AND RAISES FULL YEAR OUTLOOK

-	Accelerating solid waste pricing growth and E&P waste activity drive better than expected Q2 results
-	Revenue of $1.816 billion, up 18.4%
-	Net income(a) of $224.1 million, and adjusted EBITDA(b) of $566.8 million, up 16.9%
-	Adjusted EBITDA(b) margin of 31.2% of revenue, in line with outlook and flat year over year, excluding acquisitions
-	Net income of $0.87 per share, and adjusted net income(b) of $1.00 per share, up 23.5%
-	Year to date net cash provided by operating activities of $973.7 million and adjusted free cash flow(b) of $638.4 million, or 18.4% of revenue
-	Year to date signed or closed acquisitions with approximately $470 million of total annualized revenue
-	Increases full year 2022 outlook to revenue of approximately $7.125 billion, net income of approximately $837.5 million, adjusted EBITDA(b) of approximately $2.190 billion, net cash provided by operating activities of approximately $1.974 billion and adjusted free cash flow(b) of approximately $1.160 billion

TORONTO, ONTARIO, August 2, 2022 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the second quarter of 2022 and updated its outlook for 2022.

“Accelerating solid waste pricing and E&P waste activity drove a top-to-bottom beat in the period.  Solid waste pricing growth of 8.8% enabled us to overcome increased inflationary pressures during the period and deliver adjusted EBITDA(b) margin in line with our outlook for Q2 and flat on a year over year basis excluding the margin dilutive impact from acquisitions completed since the year ago period,” said Worthing F. Jackman, President and Chief Executive Officer.

“Our outperformance in the first half of 2022, expected further sequential increases in solid waste pricing growth, continuing strength in E&P waste activity, and acquisitions closed year to date, position us to update our outlook for the full year to revenue of approximately $7.125 billion, adjusted EBITDA(b) of approximately $2.190 billion and adjusted free cash flow(b) of approximately $1.160 billion, exceeding our initial outlook as provided in February and another reflection of our culture of accountability in a challenging operating environment.”

Mr. Jackman added, “As anticipated, acquisition activity is pacing well above average.  We have closed approximately $245 million in annualized revenues, with another approximately $225 million in total annualized revenue under definitive agreements expected to close during the third quarter, subject to customary closing conditions, and our pipeline remains quite robust.  As such, we believe we are well-positioned for double digit revenue growth in 2023 along with margin expansion from continuing solid waste pricing strength and rollover contribution from acquisitions already signed or closed year to date; additional acquisitions expected to close later this year and early next year would provide further growth.”

Q2 2022 Results

Revenue in the second quarter totaled $1.816 billion, up from $1.534 billion in the year ago period.  Operating income was $329.6 million, which included $6.8 million primarily in impairments and other operating items.  This compares to operating income of $266.8 million in the second quarter of 2021, which included $12.5 million primarily related to fair value accounting changes to equity awards.  Net income in the second quarter was $224.1 million, or $0.87 per share on a diluted basis of 257.7 million shares.  In the year ago period, the Company reported net income of $177.0 million, or $0.68 per share on a diluted basis of 261.4 million shares.

Adjusted net income(b) in the second quarter was $257.1 million, or $1.00 per diluted share, versus $210.9 million, or $0.81 per diluted share, in the prior year period.  Adjusted EBITDA(b) in the second quarter was $566.8 million, as compared to $484.9 million in the prior year period.  Adjusted net income, adjusted net income per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and acquisition-related items, as reflected in the detailed reconciliations in the attached tables.

Six Months Year to Date Results

For the six months ended June 30, 2022, revenue was $3.463 billion, up from $2.930 billion in the year ago period.  Operating income, which included $13.4 million primarily attributable to transaction-related expenses, was $603.4 million, as compared to operating income of $505.2 million in 2021, which included $14.0 million primarily related to fair value changes in equity awards.

Net income for the six months ended June 30, 2022 was $404.4 million, or $1.57 per share on a diluted basis of 258.1 million shares.  In the year ago period, the Company reported net income of $337.4 million, or $1.29 per share on a diluted basis of 262.3 million shares.

Adjusted net income(b) for the six months ended June 30, 2022 was $470.6 million, or $1.82 per diluted share, compared to $396.3 million, or $1.51 per diluted share, in the year ago period. Adjusted EBITDA(b) for the six months ended June 30, 2022 was $1.069  billion, as compared to $918.1 million in the prior year period.

Updated 2022 Outlook

Waste Connections also updated its outlook for 2022, which assumes no change in the current economic environment or underlying economic trends.  The Company’s outlook excludes any impact from additional acquisitions that may close during the year, and expensing of transaction-related items.  The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. Certain components of the outlook for 2022 are subject to quarterly fluctuations.  See reconciliations in the attached tables.

-	Revenue is estimated to be approximately $7.125 billion, as compared to our original revenue outlook of approximately $6.875 billion.
-	Net income is estimated to be approximately $837.5 million, and adjusted EBITDA(b) is estimated to be approximately $2.190 billion, or about 30.7% of revenue, as compared to our original adjusted EBITDA(b) outlook of $2.145 billion or 31.2% of revenue.
-	Capital expenditures are estimated to be approximately $850 million, in line with our original outlook.
-	Net cash provided by operating activities is estimated to be approximately $1.974 billion, and adjusted free cash flow(b) of approximately $1.160 billion, or about 16.3% of revenue, as compared to our original adjusted free cash flow(b) outlook of $1.150 billion or 16.7% of revenue.

Environmental, Social and Governance

Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation.  In 2020, the Company introduced long-term, aspirational ESG targets and committed over $500 million for investments to meet or exceed such sustainability targets. These investments primarily focus on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety through reduced incidents and enhancing employee engagement through improved voluntary turnover and Servant Leadership scores.  The Company’s 2021 Sustainability Report provides progress updates on its targets and investments towards their achievement.  For more information, visit the Waste Connections website at wasteconnections.com/sustainability.

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(a) All references to "Net income" refer to the financial statement line item "Net income attributable to Waste Connections"

(b) A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

Q2 2022 Earnings Conference Call

Waste Connections will be hosting a conference call related to second quarter earnings on August 3rd at 8:30 A.M. Eastern Time.  A live audio webcast of the conference call can be accessed by visiting investors.wasteconnections.com and selecting “News & Events” from the website menu. Alternatively, listeners may access the call by dialing 800-747-0365 (within North America) or 212-231-2939 (international) approximately 10 minutes prior to the scheduled start time; a passcode is not required.  A replay of the conference call will be available until August 10, 2022, by calling 800-633-8284 (within North America) or 402-977-9140 (international) and entering Passcode #22019767.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on August 3rd, providing the Company's third quarter 2022 outlook for revenue, price plus volume growth for solid waste, and adjusted EBITDA(b).

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, along with resource recovery primarily through recycling and renewable fuels generation.  The Company serves more than eight million residential, commercial and industrial customers in mostly exclusive and secondary markets across 43 states in the U.S. and six provinces in Canada.  Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S., as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.  For more information, visit Waste Connections at wasteconnections.com.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 ("PSLRA"), including "forward-looking information" within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections' current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words "may," "might," "believes," "thinks," "expects," "estimate," "continue," "intends" or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2022 and 2023 financial results, outlook and related assumptions, and potential acquisition activity. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company's filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253 Joe Box / (832) 442-2153

maryannew@wasteconnections.com joe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee AND SIX months ended JUNE 30, 2021 and 2022

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended June 30,						Six months ended June 30,
		2021			2022			2021			2022

Revenues			$1,533,931			$1,816,435			$2,929,874			$3,462,690
Operating expenses:
Cost of operations			901,191			1,087,892			1,727,111			2,077,410
Selling, general and administrative			157,943			168,404			299,365			331,818
Depreciation			169,221			188,937			326,624			368,887
Amortization of intangibles			32,707			37,462			64,899			75,098
Impairments and other operating items			6,081			4,150			6,715			6,028
Operating income			266,788			329,590			505,160			603,449

Interest expense			(41,328)			(45,079)			(83,753)			(86,404)
Interest income			744			652			1,848			790
Other income (expense), net			(1,235)			(2,649)			2,312			(6,114)
Income before income tax provision			224,969			282,514			425,567			511,721

Income tax provision			(47,868)			(58,307)			(88,159)			(107,146)
Net income			177,101			224,207			337,408			404,575
Less: Net income attributable to noncontrolling interests			(54)			(133)			(52)			(177)
Net income attributable to Waste Connections			$177,047			$224,074			$337,356			$404,398

Earnings per common share attributable to Waste Connections’ common shareholders:
Basic			$0.68			$0.87			$1.29			$1.57

Diluted			$0.68			$0.87			$1.29			$1.57

Shares used in the per share calculations:
Basic			260,951,405			257,179,434			261,791,088			257,555,033
Diluted			261,418,573			257,736,745			262,269,600			258,140,714

Cash dividends per common share			$0.205			$0.23			$0.41			$0.46

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2021	June 30, 2022
ASSETS
Current assets:
Cash and equivalents	$147,441	$217,808
Accounts receivable, net of allowance for credit losses of $18,480 and $20,253 at December 31, 2021 and June 30, 2022, respectively	709,614	797,877
Prepaid expenses and other current assets	175,722	242,050
Total current assets	1,032,777	1,257,735
Restricted cash	72,174	106,736
Restricted investments	59,014	56,234
Property and equipment, net	5,721,949	5,858,175
Operating lease right-of-use assets	160,567	167,099
Goodwill	6,187,643	6,457,910
Intangible assets, net	1,350,597	1,400,249
Other assets, net	115,203	112,103
Total assets	$14,699,924	$15,416,241
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$392,868	$496,622
Book overdraft	16,721	16,668
Deferred revenue	273,720	305,724
Accrued liabilities	442,596	417,725
Current portion of operating lease liabilities	38,017	35,101
Current portion of contingent consideration	62,804	59,371
Current portion of long-term debt and notes payable	6,020	6,342
Total current liabilities	1,232,746	1,337,553

Long-term portion of debt and notes payable	5,040,500	5,633,524
Long-term portion of operating lease liabilities	129,628	139,191
Long-term portion of contingent consideration	31,504	31,264
Deferred income taxes	850,921	994,766
Other long-term liabilities	421,080	410,281
Total liabilities	7,706,379	8,546,579
Commitments and contingencies
Equity:
Common shares: 260,283,158 shares issued and 260,212,496 shares outstanding at December 31, 2021; 257,166,050 shares issued and 257,100,591 shares outstanding at June 30, 2022	3,693,027	3,270,242
Additional paid-in capital	199,482	210,767
Accumulated other comprehensive income	39,584	41,438
Treasury shares: 70,662 and 65,459 shares at December 31, 2021 and June 30, 2022, respectively	-	-
Retained earnings	3,056,845	3,342,431
Total Waste Connections’ equity	6,988,938	6,864,878
Noncontrolling interest in subsidiaries	4,607	4,784
Total equity	6,993,545	6,869,662
	$14,699,924	$15,416,241

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

SIX months ended JUNE 30, 2021 and 2022

(Unaudited)

(in thousands of U.S. dollars)

	Six months ended June 30,
	2021	2022
Cash flows from operating activities:
Net income	$337,408	$404,575
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets and impairments	6,229	6,048
Depreciation	326,624	368,887
Amortization of intangibles	64,899	75,098
Deferred income taxes, net of acquisitions	3,520	84,991
Current period provision for expected credit losses	4,903	6,907
Amortization of debt issuance costs	2,689	2,484
Share-based compensation	28,724	27,716
Interest accretion	8,199	8,798
Payment of contingent consideration recorded in earnings	(520)	-
Adjustments to contingent consideration	89	(1,030)
Other	(1,118)	(2,173)
Net change in operating assets and liabilities, net of acquisitions	66,832	(8,623)
Net cash provided by operating activities	848,478	973,678

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(67,493)	(546,982)
Capital expenditures for property and equipment	(271,392)	(371,428)
Proceeds from disposal of assets	7,906	16,894
Other	(1,815)	9,566
Net cash used in investing activities	(332,794)	(891,950)

Cash flows from financing activities:
Proceeds from long-term debt	311,000	1,517,732
Principal payments on notes payable and long-term debt	(267,050)	(920,107)
Payment of contingent consideration recorded at acquisition date	(5,595)	(8,898)
Change in book overdraft	(190)	(54)
Payments for repurchase of common shares	(305,640)	(424,999)
Payments for cash dividends	(107,330)	(118,812)
Tax withholdings related to net share settlements of equity-based compensation	(18,510)	(17,266)
Debt issuance costs	-	(4,668)
Proceeds from issuance of shares under employee share purchase plan	-	1,554
Proceeds from sale of common shares held in trust	131	660
Net cash provided by (used in) financing activities	(393,184)	25,142

Effect of exchange rate changes on cash, cash equivalents and restricted cash	873	(1,941)

Net increase in cash, cash equivalents and restricted cash	123,373	104,929
Cash, cash equivalents and restricted cash at beginning of period	714,389	219,615
Cash, cash equivalents and restricted cash at end of period	$837,762	$324,544

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three and six month periods ended June 30, 2022:

	Three months ended June 30, 2022	Six months ended June 30, 2022
Core Price	7.2%	6.8%
Surcharges	1.6%	1.2%
Volume	(0.7%)	(0.1%)
Recycling	0.4%	0.7%
Foreign Exchange Impact	(0.5%)	(0.3%)
Total	8.0%	8.3%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended June 30, 2021 and 2022:

	Three months ended June 30, 2021
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,098,319	$(3,232)	$1,095,087	71.4%
Solid Waste Disposal and Transfer	544,257	(215,481)	328,776	21.4%
Solid Waste Recycling	41,539	(1,113)	40,426	2.7%
E&P Waste Treatment, Recovery and Disposal	34,607	(3,454)	31,153	2.0%
Intermodal and Other	38,590	(101)	38,489	2.5%
Total	$1,757,312	$(223,381)	$1,533,931	100.0%

	Three months ended June 30, 2022
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,297,402	$(3,391)	$1,294,011	71.2%
Solid Waste Disposal and Transfer	601,194	(238,162)	363,032	20.0%
Solid Waste Recycling	67,504	(2,823)	64,681	3.6%
E&P Waste Treatment, Recovery and Disposal	54,155	(3,712)	50,443	2.8%
Intermodal and Other	46,310	(2,042)	44,268	2.4%
Total	$2,066,565	$(250,130)	$1,816,435	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three and six month periods ended June 30, 2021 and 2022:

	Three months ended June 30,		Six months ended June 30,
	2021	2022	2021	2022
Acquisitions, net	$44,125	$141,356	$84,666	$251,363

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and six month periods ended June 30, 2021 and 2022:

	Three months ended June 30,		Six months ended June 30,
	2021	2022	2021	2022
Cash Interest Paid	$56,516	$43,853	$81,962	$76,013
Cash Taxes Paid	32,072	20,423	60,693	37,812

Debt to Book Capitalization as of June 30, 2022: 45%

Internalization for the three months ended June 30, 2022: 55%

Days Sales Outstanding for the three months ended June 30, 2022: 40 (25 net of deferred revenue)

Share Information for the three months ended June 30, 2022:

Basic shares outstanding	257,179,434
Dilutive effect of equity-based awards	557,311
Diluted shares outstanding	257,736,745

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income attributable to Waste Connections, plus or minus net income (loss) attributable to noncontrolling interests, plus income tax provision, plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended June 30,		Six months ended June 30,
	2021	2022	2021	2022
Net income attributable to Waste Connections	$177,047	$224,074	$337,356	$404,398
Plus: Net income attributable to noncontrolling interests	54	133	52	177
Plus: Income tax provision	47,868	58,307	88,159	107,146
Plus: Interest expense	41,328	45,079	83,753	86,404
Less: Interest income	(744)	(652)	(1,848)	(790)
Plus: Depreciation and amortization	201,928	226,399	391,523	443,985
Plus: Closure and post-closure accretion	3,666	3,992	7,375	8,087
Plus: Impairments and other operating items	6,081	4,150	6,715	6,028
Plus/(Less): Other expense (income), net	1,235	2,649	(2,312)	6,114
Adjustments:
Plus: Transaction-related expenses(a)	57	3,692	583	8,232
Plus: Fair value changes to equity awards(b)	6,385	(1,009)	6,723	(847)
Adjusted EBITDA	$484,905	$566,814	$918,079	$1,068,934

As % of revenues	31.6%	31.2%	31.3%	30.9%

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry.  Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment and distributions to noncontrolling interests.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  Other companies may calculate adjusted free cash flow differently.

	Three months ended June 30,		Six months ended June 30,
	2021	2022	2021	2022
Net cash provided by operating activities	$448,081	$532,781	$848,478	$973,678
Plus/(Less): Change in book overdraft	16,659	(141)	(190)	(54)
Plus: Proceeds from disposal of assets	5,826	1,881	7,906	16,894
Less: Capital expenditures for property and equipment	(174,599)	(219,110)	(271,392)	(371,428)
Adjustments:
Payment of contingent consideration recorded in earnings(a)	-	-	520	-
Cash received for divestitures(b)	-	-	-	(5,671)
Transaction-related expenses(c)	57	3,692	583	27,096
Pre-existing Progressive Waste share-based grants(d)	47	(64)	144	12
Tax effect(e)	(26)	(1,056)	(214)	(2,165)
Adjusted free cash flow	$296,045	$317,983	$585,835	$638,362

As % of revenues	19.3%	17.5%	20.0%	18.4%

(a)	Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and as a component of cash flows from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.
(b)	Reflects the elimination of cash received in conjunction with the divestiture of certain operations.
(c)	Reflects the addback of acquisition-related transaction costs and the settlement of an acquired tax liability.
(d)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(e)	The aggregate tax effect of footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry.  Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended June 30,		Six months ended June 30,
	2021	2022	2021	2022
Reported net income attributable to Waste Connections	$177,047	$224,074	$337,356	$404,398
Adjustments:
Amortization of intangibles(a)	32,707	37,462	64,899	75,098
Impairments and other operating items(b)	6,081	4,150	6,715	6,028
Transaction-related expenses(c)	57	3,692	583	8,232
Fair value changes to equity awards(d)	6,385	(1,009)	6,723	(847)
Tax effect(e)	(11,393)	(11,224)	(19,935)	(22,316)
Adjusted net income attributable to Waste Connections	$210,884	$257,145	$396,341	$470,593
Diluted earnings per common share attributable to Waste Connections’ common shareholders:
Reported net income	$0.68	$0.87	$1.29	$1.57
Adjusted net income	$0.81	$1.00	$1.51	$1.82

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	The aggregate tax effect of the adjustments in footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.

UPDATED 2022 OUTLOOK

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

	Updated 2022 Outlook
	Estimates	Observation
Net income attributable to Waste Connections	$837,500
Plus: Income tax provision (a)	232,973	Approximate 21.8% effective rate
Plus: Interest expense, net	180,000
Plus: Depreciation and Depletion	752,000	Approximately 10.6% of revenue
Plus: Amortization	152,000
Plus: Closure and post-closure accretion	16,000
Plus: Impairments and other operating items (b)	6,028
Plus: Other income, net (b)	6,114
Adjustments: (b)
Plus: Transaction-related expenses	8,232
Plus: Fair value changes to equity awards	(847)
Adjusted EBITDA	$2,190,000	Approximately 30.7% of revenue

(a)	Approximately 21.8% full year effective tax rate, including amounts reported for the six month period ended June 30, 2022.
(b)	Reflects amounts reported for the six month period ended June 30, 2022, as shown on page 9.

Reconciliation of Adjusted Free Cash Flow:

Updated 2022 Outlook
Net cash provided by operating activities	$1,973,888
Less: Change in book overdraft (a)	(54)
Plus: Proceeds from disposal of assets (a)	16,894
Less: Capital expenditures for property and equipment	(850,000)
Adjustments: (a)
Cash received for divestitures	(5,671)
Transaction-related expenses	27,096
Pre-existing Progressive Waste share-based grants	12
Tax effect	(2,165)
Adjusted free cash flow	$1,160,000

As % of revenues	16.3%

(a)	Reflects amounts reported for the six month period ended June 30, 2022, as shown on page 10.